PROXY STATEMENT
                           OF WESTMORELAND COAL

                     Securities and Exchange Commission
                          Washington D.C. 20549

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                       Westmoreland Coal Company
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             (Name of Registrant as Specified in Its Charter)

              Westmoreland Committee To Enhance Share Value

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The following is added text of a Web Site at
freedomforshareholders.com. It will be contained in the "Concerned Shareholder Letters" section.


May 1, 1999


THE REAL STORY ABOUT HOW MANAGEMENT NEARLY LOST OUR COMPANY - VOTE
FOR CHANGE -

Dear Fellow Westmoreland Shareholders:

Inasmuch as Westmoreland Management has said quite a bit in the press and their filings and Annual Report regarding Management's performance in the recent bankruptcy proceedings, I think it's important to set the record straight about what really happened.

Along with Guy Dove, Bentley Offutt, and others, I was a member of your Equity Committee appointed by the Office of the US Trustee to protect the rights and interests of Westmoreland shareholders during the bankruptcy proceedings.

In his Annual Report, Chris Seglem unabashedly tells us that "in granting the Company's motion to dismiss, the court implicitly acknowledged the success of (Management's) strategy" (in the bankruptcy case).

Having served as a Co-chairman of your Equity Committee, I can tell you first-hand about Westmoreland Management's "strategy" and performance during the bankruptcy case and how Chris Seglem nearly lost our company to the UMWA Funds.

The following is a history of the bankruptcy case - the second bankruptcy during Chris Seglem's tenure. You judge whether there is a sound basis for Chris Seglem's pride and self-congratulatory assertions.

With cash tight and faced with substantial ongoing obligations due to the Coal Act Funds, Westmoreland Management made the strategic decision to file bankruptcy in Denver, in an attempt to find a means to liquidate or cap its Coal Act liabilities. The strategy involved treating the current and future Coal Act premiums as pre-petition unsecured claims, and prosecuting a plan of reorganization that estimated or limited those claims for distribution purposes. This effort was reflected in claim determination proceedings that Management brought before the Bankruptcy Court, and in Management's plan of reorganization. Specifically, through claim objections, Management sought to value the future Coal Act premiums at present figure, and to treat that present liability favorably under a plan of reorganization.

Management succeeded in convincing the Bankruptcy Court to treat the Coal Act liabilities as pre-petition obligations, subject to treatment under a plan. This was before the Sunnyside decision (discussed later) issued, however. The strategy nonetheless failed when the Bankruptcy Court did not adopt Management's valuation method. Instead, the Judge applied a low discount rate to the future obligations and rejected Management's managed care and cost savings assumptions. From a shareholder's viewpoint, the latter point was particularly disturbing as the Bankruptcy Court refused to allow Management's expert testimony on this point, based on a lack of foundation by Management's experts sponsoring the opinions. This appeared to the Equity Committee to be a glaring trial mistake - one that Management had difficulty defending.

The end result of the valuation proceedings was that the Funds were granted substantial unsecured claims for future premiums to become due under the Coal Act. This rendered the plan of reorganization sponsored by Management unconfirmable, as the plan was premised on the Funds having claims in a substantially lower amount. As a result, Management admitted its plan was unconfirmable, and withdrew the plan.

The Funds had also filed their own competing plan of reorganization, premised on their own claim valuation. As a result of the Bankruptcy Court's ruling in the claim determination hearing, the Funds' plan became confirmable, and Management's plan was rendered unconfirmable. When your Equity Committee was appointed, the Funds' plan was proceeding forward to confirmation, and, in our judgment, had a substantial possibility of being confirmed.

The result would have been an epic disaster for shareholders, given that the Funds' plan completely wiped out all preferred and equity interest in Westmoreland as the Debtor, and would have basically given the company to the Coal Act Funds.

Fortuitously, at about this time the Sunnyside decision issued from the 10th Circuit, which held that Coal Act premiums are taxes, incurred and payable in each succeeding year, and do not constitute pre-petition claims subject to treatment at their present value under a plan. Specifically, the 10th Circuit held that Coal Act tax premiums are payable only when incurred, in each succeeding year, and would continue to remain payable in bankruptcy until a trustee's final decree is entered closing the case. The impact of this decision was two-fold:

First, the Bankruptcy Court's orders (which were then on appeal) classifying the Funds' Coal Act claims as pre-petition claims was reversed, and an order from the district court to that effect was entered shortly after the Sunnyside decision issued. This, in turn, made the Funds plan unconfirmable in that it gave the Funds substantial pre-petition claims for taxes not yet due. The plan process returned to square one.

Second, under Sunnyside, Coal Act taxes would terminate when the bankruptcy case was closed (assuming a liquidation). Your Equity Committee accordingly filed a motion to convert the case to Chapter 7. The strategy behind our motion was essentially that, if the assets of the estate were quickly sold and liquidated and a final decree issued, a dividend ($100 million or more by our calculations, based on the counsel of our attorneys and consultants) would result for the common and preferred stockholders, even after paying Coal Act premiums incurred during the liquidation period. The key point of the liquidation argument was that liquidating now and closing the case would avoid paying equity's present dividend to the Coal Act funds in the future, when all projections indicated that our company would be incurring negative cash flows essentially into perpetuity, principally relating to Coal Act obligations.

Management then filed a motion to dismiss the case. As the hearing on the competing motions approached, we entered settlement discussions with Management and the Funds, and the Master Agreement resulted. The case was then dismissed pursuant to the Master Agreement, with the Equity Committee preserving the right to attempt to take shareholder action to achieve a similar result as sought in the Chapter 7 liquidation motion.

Based on all of the above, the Equity Committee concluded that Management had in fact pursued a litigation strategy through bankruptcy that failed, both in its characterization of the Coal Act premiums as unsecured claims, and in terms of Management's ability to value the future premiums favorably and thereafter discharge the obligation for premiums under a plan. Management badly lost the claim estimation hearing, had its plan rendered unconfirmable as a result, and was forced to withdraw the plan.

It is very possible that the Funds' plan would have been confirmed, and shareholders wiped out completely, had the fortuitous Sunnyside decision not issued. Pure luck. Given these facts, we feel that Management completely failed to accomplish what it sought by filing for bankruptcy, and instead placed shareholder recoveries in great peril by pursuing its litigation strategy.

Another point should probably be made. When the tri-party negotiations over dismissal of the case or liquidation took place in Denver, the Equity Committee was committed to liquidation of the Company so as to maximize shareholder value. Late the night before the hearing we were advised that Management had been in extensive discussions with the Funds designed to achieve the dismissal alternative, and then we were later apprised by the Funds that the "bride's limo was on the way to the church", meaning that they were very close to an agreement, and the Equity Committee needed to get on board. It was at this point that we agreed to negotiate terms of a Master Agreement for dismissal, in light of the significant litigation risk that a dismissal would take place with no shareholder protections if we did not get on board.

This risk was primarily a practical determination of how the Bankruptcy Court would be inclined to rule with both Management as Debtor and the major creditor body in agreement, and given the case law supporting a debtor's right to seek dismissal when a debtor is financially able to pay claims that are due.

As shareholders, we were astounded and dismayed when we entered the tri-party negotiations to find that Management had essentially given the Funds everything the Funds had asked for in order to obtain their agreement to dismissal, including payment of all Coal Act premiums with interest, payment of a staggering $4 million expense reimbursement for which we saw no authority whatsoever, a contingent promissory note that would pay the Funds up to $12 million additional, a covenant not to exercise Management's constitutional right to seek redress in the courts, liens and pledges of assets, and various financial covenants that would substantially impair the ability of our Company to do business in the future.

In the opinion of your Equity Committee, the stipulations Management acceded to in order to buy its way out of bankruptcy constituted more of a "surrender" to the Funds than a compromise, in the normal sense of the term. We felt that Management essentially burdened the future of our Company in order to buy its way out of bankruptcy and avoid a liquidation alternative that could have been substantially more favorable to shareholders.

Your Equity Committee finally agreed to these provisions based on the Company's commitment to hold a shareholder's meeting and the shareholder rights provisions drafted in the Master Agreement, the Debtor's agreement to make a substantial tender to the holders of the preferred stock, and the practical risk shareholders faced of losing all rights and protections if the Bankruptcy Court granted a dismissal over our objection.

As evidenced by its consensual Master Agreement, Management gained nothing for shareholders. All of the provisions in the Master Agreement that favor shareholders' rights and interests - e.g. the tender offer, prohibition on anti-shareholder rights actions, freeze on Company acquisitions, etc. - were only agreed to by Management at the insistence of your Equity Committee.

YOUR OPPORTUNITY TO ENHANCE SHARE VALUE IS NOW
REMEMBER THE PAST VOTE WITH US FOR CHANGE

If you would like to discuss this, or need any further information on how management has distorted history regarding the bankruptcy case and the role of your Equity Committee, please call me, Guy
Dove, or Bentley Offutt.

Sincerely,



Frank E. Williams, Jr.